Exhibit 99.2

PROTARA THERAPEUTICS, INC.

2024 EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose and History

The purpose of the Plan is to give Employees wishing to do so a convenient means of purchasing Common Stock of the Company through payroll deductions. The Company believes that ownership of Common Stock by Employees will foster greater Employee interest in the Company’s growth and development.

The Plan was adopted by the Board on April 25, 2024 and was approved by the Company’s stockholders on June 7, 2024. It is the Company’s intention that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed in a manner consistent with the requirements of that Code section.

2.	Definitions

As used in the Plan, the following terms shall have the following meanings:

1.1. Board means the Company’s Board of Directors.

2.1 Business Day means a day on which the NASDAQ Global Market (or any other national securities exchange on which the Common Stock is then listed) is open for trading. Every date under the Plan that falls on a weekend, a holiday or any other day that is not a Business Day (and any event that occurs after 5 p.m. eastern time on any date) shall be deemed automatically to fall on the next Business Day.

2.2 Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.

2.3 Committee means the Compensation Committee of the Board or such other committee delegated responsibility by the Board for the administration of the Plan, as provided in Section 5 of the Plan. For any period during which no such committee is in existence “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.

2.4 Common Stock or Stock means the common stock, par value $0.001 per share, of the Company.

2.5 Company means Protara Therapeutics, Inc., a corporation organized under the laws of the State of Delaware.

2.6 Compensation means an Employee’s total compensation, including base pay or regular earnings plus commissions, bonuses, and overtime, but excludes equity compensation and other similar compensation.

2.7 Continuous Status as an Employee means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Plan administrator, provided that such leave is for a period of not more than three months, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) transfers between locations of the Company or between the Company and a Covered Entity.

2.8 Contributions means all amounts credited to the account of a Participating Employee pursuant to the Plan.

2.9 Cooling-off Period has the meaning set forth in Section 6.2(e).

2.10 Corporate Transaction means any (1) merger or consolidation of the Company with or into another entity as a result of which the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (2) sale or exchange of all or substantially all of the Stock of the Company for cash, securities or other property, (3) sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions or (4) liquidation or dissolution of the Company; except, in the case of clauses (1) and (2), for a transaction the principal purpose of which is to change the state in which the Company is incorporated.

2.11 Covered Entity means any Subsidiary that may adopt the Plan from time to time in accordance with the procedures set forth in Section 14 hereof with the Company’s consent.

2.12 Effective Date means the date on which the Plan is approved by the stockholders of the Company.

2.13 Employee means an employee of the Company or a Covered Entity who is customarily employed for at least 20 hours per week and more than five months in a calendar year.

2.14 Exchange Act means the Securities Exchange Act of 1934, as amended and in effect from time to time.

2.15 Fair Market Value has the meaning set forth in Section 6.4(c).

2.16 Grant Date has the meaning set forth in Section 6.4(a).

2.17 Initial Plan Period means the first Plan Period of the Plan.

2.18 New Plan Period Termination Date has the meaning set forth in Section 12.4.

2.19 Participating Employee means an Employee who elects to participate in the Plan pursuant to Section 6.2(b) or otherwise becomes a Participating Employee pursuant to Section 6.2(h).

2.20 Plan means the Protara Therapeutics, Inc. 2024 Employee Stock Purchase Plan.

2.21 Plan Period Commencement Date means the first day of each Plan Period.

2.22 Plan Period Termination Date means the last day of each Plan Period.

2.23 Plan Period means each successive period described in Section 6.1, at the end of which each Participating Employee shall purchase Shares.

2.24 Purchase Price means with respect to a Plan Period an amount equal to eighty five percent (85%) of the Fair Market Value of a Share on the Plan Period Commencement Date or on the Plan Period Termination Date, whichever is lower.

2.25 Share means a share of Common Stock, as adjusted in accordance with Section 12 of the Plan.

2.26 Subsidiary means a corporation, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.	Shares Reserved For The Plan

Subject to adjustment as provided in Section 12 hereof, the number of Shares reserved for issuance hereunder shall be One Million (1,000,000). For purposes of applying the foregoing limitation, if any option expires, terminates or is cancelled for any reason without having been exercised in full, the Shares not purchased or received by the Employee shall again be available for options to be granted under the Plan. Shares issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury.

4.	Administration

4.1 Administration of the Plan. The Plan shall be administered by the Committee, provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided, further, that the Committee may delegate its duties in order to facilitate the purchase and transfer of Shares and to provide for the day-to-day administration of the Plan with all powers necessary to enable the delegate to carry out its duties in that respect.

4.2 Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each option to be granted by the Company under the Plan. In making such determinations, the Committee may take into account such factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have, in its sole and absolute discretion, complete authority to construe and interpret the Plan, to determine disputed facts related thereto, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that, with respect to all claims or disputed arising out of any determination of the Committee that materially adversely affects a Participating Employee’s option granted under the Plan, (i) the affected Participating Employee shall file a written claim with the Committee for review, explaining the reasons for such claim, and (ii) the Committee’s decision must be written and must explain the decision. The Committee may delegate (either generally or specifically) the powers, authorities and discretions conferred on it under this Section 4 as it deems appropriate in its sole discretion in accordance with applicable law.

4.3 Effect of the Committee’s Decisions. The Committee’s determinations made in good faith on matters referred to in the Plan shall be entitled to the maximum deference permitted by law and will be final, binding and conclusive on all persons having or claiming any interest under the Plan or an option granted pursuant hereto.

5.	Eligibility for Awards

Subject to the requirements of Section 6.2 and the limitations imposed by Section 423(b) of the Code, any Employee shall be eligible to participate in a Plan Period under the Plan as of the applicable Plan Period Commencement Date. Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (taking into account stock which would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of such stock (determined on the basis of the Fair Market Value of such stock on the date or dates such option was granted) for each calendar year in which such option is outstanding at any time.

6.	Terms of Participation

6.1 Plan Periods. Each calendar year shall be divided into two six-month Plan Periods, the first beginning on January 1 and ending on the immediately following June 30, and the second beginning on July 1 and ending on the immediately following December 31. However, the Initial Plan Period shall commence on such date following the Effective Date as the Committee may determine in its sole discretion and continue until December 31, 2024.

6.2 Election to Participate and Plan Deductions.

(a) Shares shall be offered for purchase under the Plan through a series of successive, non-overlapping Plan Periods until such time as (i) the maximum number of Shares available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated. At any time and from time to time, the Committee may change the duration and/or the frequency of Plan Periods or suspend operation of the Plan with respect to Plan Periods not yet commenced.

(b) An eligible Employee may become a Participating Employee in the Plan by completing an enrollment agreement provided by the Company and filing it with the Company at least 30 days prior to the Plan Period Commencement Date for the Plan Period in which such Employee desires to participate, unless an earlier time for filing the enrollment agreement is set by the Committee for all eligible Employees with respect to a given Plan Period. The enrollment agreement shall set forth the percentage of the Employee’s Compensation (subject to Section 6.2(c) below) to be paid as Contributions pursuant to the Plan. Payroll deductions shall commence on the first payroll following the Plan Period Commencement Date (subject to Section 6.2(e) below) and shall end on the last payroll paid on or prior to the Plan Period Termination Date, unless sooner terminated by the Participating Employee as provided in Section 6.7.

(c) A Participating Employee may elect to have payroll deductions taken from each payroll during any Plan Period in an amount, in whole percentages, not less than one percent (1%) and not more than fifteen percent (15%) (or such other percentage as the Committee may establish from time to time before any Plan Period Commencement Date) of such Participating Employee’s Compensation on each payroll date during the Plan Period. All payroll deductions made by a Participating Employee shall be credited to his or her account under the Plan. No interest shall accrue on Contributions to the Plan. A Participating Employee may not make any additional payments into such account.

(d) Unless the Committee announces otherwise before the start of a particular Plan Period, a Participating Employee’s enrollment agreement in effect at the end of one Plan Period will remain in effect for each subsequent Plan Period.

(e) A Participating Employee may discontinue his or her participation in the Plan as provided in Section 6.7. A Participating Employee may choose to increase or decrease his or her deductions at any time during the specified enrollment period communicated to employees prior to the start of the Plan Period; provided, however, that in order for such Participating Employee to increase or decrease his or her deductions, such Participating Employee must complete and file with the Company a new enrollment agreement provided by the Company and provided, further, that such Participating Employee’s payroll deductions and purchases under the Plan shall not commence until the day that is at least 30 days (or such other period of time as the Committee may implement with respect to executive officers of the Company) following such Participating Employee’s completion and filing with the Company of the enrollment agreement (such period of time, a “Cooling-off Period”).

(f) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5, a Participating Employee’s payroll deductions may be decreased during any Plan Period to zero percent (0%). Payroll deductions reduced to zero percent (0%) in compliance with this Section 6.2(f) shall re-commence automatically at the rate provided in such Participating Employee’s enrollment agreement at the beginning of the next Plan Period, unless terminated by the Participating Employee as provided in Section 6.7.

(g) Any amounts left over in a Participating Employee’s account upon expiration or termination of the Plan (or upon a withdrawal by a Participating Employee or upon a Participating Employee purchasing the maximum dollar amount or number of shares hereunder) shall be returned to the Participating Employee.

6.3 Shares.

(a) If the Committee determines that, on a given Plan Period Termination Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the Plan Period Commencement Date, or (ii) the number of shares available for sale under the Plan on such Plan Period Termination Date, then the Company shall make a pro rata allocation of the Shares available for purchase on such Plan Period Termination Date in as uniform a matter as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participating Employees exercising options to purchase Common Stock on such Plan Period Termination Date. The Company shall make pro rata allocation of the Shares available on the Plan Period Commencement Date pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Plan Period Commencement Date.

(b) The Participating Employee shall have no interest or voting right in Shares covered by his or her option until such option has been exercised.

(c) Shares to be delivered to a Participating Employee under the Plan will be registered in the name of the Participating Employee.

6.4 Grant of Options.

(a) A Participating Employee shall be granted a separate option for each Plan Period in which he or she participates. The option shall be granted on the Plan Period Commencement Date for the Plan Period or, if such Participating Employee is subject to a Cooling-off Period described in Section 6.2(e), on the day following the end of such Cooling-off Period (such date the option is granted, the “Grant Date”), and shall provide the Participating Employee with the right to purchase Shares upon the terms set forth below.

(b) The number of Shares purchasable by a Participating Employee on each Plan Period Termination Date during the Plan Period, pursuant to Section 6.5 below, shall be determined by dividing such Employee’s Contributions accumulated during such Plan Period prior to such Plan Period Termination Date and retained in the Participating Employee’s account as of the Plan Period Termination Date by the applicable Purchase Price. However, the maximum number of Shares a Participating Employee may purchase during each Plan Period shall not exceed 10,000 Shares, or such other number as may be determined by the Committee and announced to Employees at least five days prior to the scheduled beginning of the next Plan Period to be affected by the Committee’s determination, provided that such purchase shall be subject to the limitations set forth in Section 6.2(c).

(c) Except as provided in Section 6.2(h)(ii), the fair market value of the Shares on a given date (the “Fair Market Value”) means the value of a share of Common Stock on a particular date determined by such methods or procedures as may be established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of the Common Stock as of any date, is (a) the closing price for the Common Stock as reported by the NASDAQ Global Market (or on any other national securities exchange on which the Common Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported or (b) if the Common Stock is not traded on a national securities exchange but is traded over-the-counter, the closing or last price of the Common Stock on the composite tape or other comparable reporting system on that date or, if such date is not a trading day, the last market trading day prior to such date.

6.5 Exercise. Unless a Participating Employee withdraws from the Plan as provided in Section 6.7, each option shall be exercised automatically on each Plan Period Termination Date, and Shares shall accordingly be purchased on behalf of each Participating Employee on each such Plan Period Termination Date. The purchase shall be effected by applying the Participating Employee’s payroll deductions for the Plan Period ending on such Plan Period Termination Date to the purchase of Shares (subject to the limitation on the maximum number of Shares purchasable per Participating Employee on any one Plan Period Termination Date) at the Purchase Price in effect for the Participating Employee for that Plan Period Termination Date. The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the Participating Employee on the Plan Period Termination Date. During his or her lifetime, a Participating Employee’s option to purchase Shares hereunder is exercisable only by him or her.

6.6 Delivery. As promptly as practicable after each Plan Period Termination Date, the Company shall arrange the delivery to each Participating Employee a certificate or certificates or book-entry authorization and instruction to the Company’s transfer agent and registrar for the number of Shares purchased upon exercise of his or her option.

6.7 Voluntary Withdrawal; Termination of Employment.

(a) A Participating Employee may withdraw all but not less than all of the Contributions credited to his or her account under the Plan up to two weeks prior to the Plan Period Termination Date by giving written notice to the Company in accordance with the Company’s policy regarding withdrawal from the Plan. All of the Participating Employee’s Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current Plan Period will be automatically terminated, and no further Contributions for the purchase of Shares will be made (or will be permitted to be made) during the Plan Period.

(b) Upon termination of the Participating Employee’s Continuous Status as an Employee prior to a Plan Period Termination Date for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 8, and his or her option will be automatically terminated.

(c) In the event a Participating Employee fails to remain in Continuous Status as an Employee of the Company for at least 20 hours per week during the Plan Period in which the Employee is a Participating Employee, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account and remaining there will be returned to him or her and his or her option terminated.

(d) A Participating Employee’s withdrawal during a Plan Period will not have any effect upon his or her eligibility to participate in a succeeding Plan Period or in any similar plan which may hereafter be adopted by the Company.

7.	No Special Service Rights

Nothing contained in the Plan shall confer upon any Employee any right with respect to the continuation of his or her employment with the Company or any Covered Entity or any other entity, corporation, partnership, limited liability company or business trust controlling, controlled by or under common control with the Company, or interfere in any way with the right of any such entity, subject to the terms of any separate employment agreement or provision of law or the Company’s charter or by-laws to the contrary, at any time to terminate such employment relationship or to increase or decrease, or otherwise adjust, the other terms and conditions of the Employee’s employment.

8.	Designation of Beneficiary

8.1 A Participating Employee may file a written designation of a beneficiary who is to receive any Shares and cash, if any, from the Participating Employee’s account under the Plan in the event of such Participating Employee’s death subsequent to the end of a Plan Period but prior to delivery to him or her of such Shares and cash. Any such beneficiary shall also be entitled to receive any cash from the Participating Employee’s account under the Plan in the event of such Participating Employee’s death during a Plan Period.

8.2 Such designation of beneficiary may be changed by the Participating Employee at any time by written notice. In the event of the death of a Participating Employee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participating Employee’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participating Employee, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participating Employee, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

9.	Transferability of Options and Shares

Neither Contributions credited to a Participating Employee’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 8) by the Participating Employee. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 6.7. In addition, if the Committee has so announced to Participating Employees at least five days prior to the scheduled beginning of the next Plan Period, any Shares acquired on the Plan Period Termination Date of such Plan Period may be subject to restrictions specified by the Committee on the transfer of such Shares. Any Participating Employee selling or transferring any or all of his or her Shares purchased pursuant to the Plan must provide written notice of such sale or transfer to the Company within five business days after the date of sale or transfer. Such notice to the Company shall include the gross sales price, if any, the Plan Period during which the Shares being sold were purchased by the Participating Employee, the number of Shares being sold or transferred and the date of sale or transfer.

10.	Use of Funds

All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions from its other assets.

11.	Reports

Individual accounts will be maintained for each Participating Employee in the Plan. Statements of account will be given to Participating Employees at least annually, which statements will set forth, with respect to the immediately prior calendar year, the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.	Adjustments Upon Changes in Capitalization; Corporate Transactions

12.1 Adjustment in General. All of the share numbers set forth in the Plan reflect the capital structure of the Company as of the Effective Date. If subsequent to that date the outstanding Shares (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to Shares, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such Shares, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares provided in Section 3, (ii) the numbers and kinds of shares or other securities subject to the then outstanding options, and (iii) the exercise price for each share or other unit of any other securities subject to then outstanding options.

12.2 Adjustment Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any corporate action not specifically covered by the preceding Section 12.1, including but not limited to an extraordinary cash distribution on Common Stock, a corporate separation or other reorganization or liquidation, the Committee may make such adjustment of outstanding options and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. The Committee may make adjustments in the terms and conditions of, and the criteria included in, options in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section 12.2) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

12.3 Related Matters. Any adjustment in options made pursuant to Section 12.1 or 12.2 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms which the Committee may deem necessary or appropriate so as to ensure the rights of the Participating Employees in their respective options are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 12.

12.4 Corporate Transactions. In the event of a Corporate Transaction that is a dissolution or liquidation of the Company, the Plan Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Committee. In the event of any other Corporate Transaction, each option outstanding under the Plan may be assumed or an equivalent option may be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding options, the Plan Period then in progress shall be shortened and a new Plan Period Termination Date shall be set (the “New Plan Period Termination Date”), as of which date the Plan Period then in progress will terminate. The New Plan Period Termination Date shall be on or before the date of consummation of the Corporate Transaction and the Committee shall notify each Participating Employee in writing, at least three Business Days prior to the New Plan Period Termination Date, that the Plan Period Termination Date for his or her option has been changed to the New Plan Period Termination Date and that his or her option will be exercised automatically on the New Plan Period Termination Date, unless prior to such date he or she has withdrawn from the Plan Period as provided in Section 6.7. For purposes of this Section 12.4, an option granted under the Plan shall be considered assumed, or a substantially equivalent award shall be considered to have been provided in substitution therefor, if following consummation of the Corporate Transaction, the option is assumed and/or exchanged or replaced with another option issued by the acquiring or succeeding entity (or an affiliate thereof) that confers the right to receive upon exercise of such option, for each share of Common Stock subject to the option immediately prior to the consummation of the Corporate Transaction, the consideration (whether cash, securities or other property) received as a result of the Corporate Transaction by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Corporate Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per Share consideration received by holders of Common Stock in the transaction.

13.	Settlement of Awards

13.1 Violation of Law. Notwithstanding any other provision of the Plan to the contrary, if, at any time, in the reasonable opinion of the Company, the issuance of Shares pursuant to the Plan may constitute a violation of law, then the Company may delay such issuance of such Shares until (i) approval shall have been obtained from such governmental agencies, other than the Commission, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Commission, one of the following conditions shall have been satisfied:

(a) the Shares are, at the time of the issue of such Shares, effectively registered under the Securities Act; or

(b) the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such Shares or such beneficial interest, as the case may be, does not require registration under the Securities Act or any applicable State securities laws.

(c) The Company shall make all reasonable efforts to bring about the occurrence of said events.

13.2 Corporate Restrictions on Rights in Stock. Any Shares to be issued pursuant to the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter and by-laws of the Company.

13.3 Investment Representations. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law. The Company shall be under no obligation to issue any Shares unless the Shares to be issued pursuant to the Plan have been effectively registered under the Securities Act.

13.4 Placement of Legends; Stop Orders; etc. Each Share to be issued pursuant to the Plan may bear a reference to any applicable restriction under the Plan. All Shares or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.5 Company Charter and By-Laws; Other Company Policies. The Plan and all options granted under the Plan (including the exercise of an option) are subject to and must comply with the certificate of incorporation and bylaws of the Company, as they may be amended from time to time, and all other Company policies duly adopted by the Board, the Committee or any other committee of the Board as in effect from time to time regarding the acquisition, ownership or sale of Common Stock by employees, including, without limitation, policies intended to limit the potential for insider trading and to avoid or recover compensation payable or paid on the basis of inaccurate financial results or statements, employee conduct, and other similar events.

14.	Adopting Subsidiaries

Any Subsidiary of the Company may request that its Employees be allowed to participate in the Plan in accordance with procedures to be adopted by the Board. The Board may, in its sole discretion, approve or reject any such request. Any such Subsidiary whose request is approved by the Board shall be referred to herein as a “Covered Entity.” In addition, the Board may determine, in its sole discretion, that a Subsidiary that is a Covered Entity will cease to be a Covered Entity with respect to Plan Periods not yet commenced.

15.	Amendment and Termination

(a) The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Except as provided in Section 12, no termination of the Plan may affect options previously granted, provided that the Plan or a Plan Period may be terminated by the Board on a Plan Period Termination Date or by the Board’s setting a new Plan Period Termination Date with respect to a Plan Period then in progress if the Board determines that termination of the Plan and/or any Plan Period is in the best interests of the Company a●nd its stockholders or if continuation of the Plan and/or a Plan Period would cause the Company to incur adverse accounting charges as a result of the Plan. Except as provided in Section 12 or this Section 15, no amendment to the Plan shall make any change in any option previously granted which adversely affects the rights of any Participating Employee. Except as provided in Section 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

(i) Increase the number of Shares reserved for rights under the Plan;

(ii) Modify the provisions as to eligibility for participation in the Plan or in a Plan Period (to the extent such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act or any comparable successor rule (“Rule 16b-3”); or

(iii) Modify the Plan or a Plan Period in any other way if such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3.

(b) In addition to the foregoing, without stockholder consent and without regard to whether any Participating Employee rights may be considered to have been adversely affected, the Committee shall be entitled to change the Plan Periods, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars (if applicable), permit payroll withholding in excess of the amount designated by a Participating Employee to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participating Employee properly correspond with amounts withheld from the Participating Employee’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

16.	Notices and Other Communications

Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to a Participating Employee, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Chief Financial Officer, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report. In addition, the Company may, in its sole discretion, deliver any documents related to the Plan by electronic means or request that Participating Employee communicate with the Company with respect to the Plan by electronic means. By participating in the Plan, each Participating Employee will have consented to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout the Participating Employee’s term of employment or service with the Company and thereafter until withdrawn in writing by Participant.

17.	Governing Law

The Plan and all options and actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof.

18.	Term of Plan

The Plan shall become effective on the date on which it is approved by the stockholders of the Company and shall continue in effect until the tenth (10th) anniversary thereof, unless earlier terminated pursuant to Section 15.

SAMPLE

PROTARA THERAPEUTICS, INC.

2024 EMPLOYEE STOCK PURCHASE PLAN

ENROLLMENT AGREEMENT

☐	Original Application	Enrollment Date:

☐	Change in Payroll Deduction Rate

☐	Change in Beneficiary(ies)

1.	I, , hereby elect to participate in the Protara Therapeutics, Inc. 2024 Employee Stock Purchase Plan, as amended (the “Purchase Plan”), and subscribe to purchase shares of the Company’s Common Stock in accordance with this Enrollment Agreement and the Purchase Plan. Capitalized terms used (and not otherwise defined) in this enrollment agreement have the meanings assigned to them in the Purchase Plan.

2.	I hereby authorize payroll deductions from each paycheck in the amount of % of my Compensation (from 1% to 15%) on each payroll date during the Plan Period in accordance with the Purchase Plan. (Please note that no fractional percentages are permitted.)

3.	I understand that such payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable purchase price determined in accordance with the Purchase Plan. I understand that, if I do not withdraw from a Plan Period, any accumulated payroll deductions will be used to automatically purchase shares of Common Stock.

4.	I understand that all my payroll deductions received or held by the Company under the Purchase Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares are issued to me, I will only have the rights of an unsecured creditor with respect to such accumulated payroll deductions.

5.	I have received a copy of the Purchase Plan Prospectus and the Purchase Plan document. I understand that my participation in the Purchase Plan is in all respects subject to the terms of the Purchase Plan.

6.	Shares purchased for me under the Purchase Plan should be issued in the name(s) of (Employee or Employee and spouse only):

7.	I understand that if I dispose of any shares received by me pursuant to the Purchase Plan within two years after the Grant Date or one year after the Plan Period Termination Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within five (5) business days after the date of any disposition of my shares, and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation, including any withholding necessary to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by me.

If I dispose of such shares at any time after the expiration of the applicable holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares or (b) 15% of the fair market value of the shares on the first day of the Plan Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

8.	I hereby agree to be bound by the terms of the Purchase Plan. The effectiveness of this Enrollment Agreement is dependent upon my eligibility to participate in the Purchase Plan.

9.	I hereby agree to establish a brokerage account with and to fill out and submit the necessary forms to allow the Company to deposit shares purchased on my behalf under the Purchase Plan in such account, if I have not done so already.

10.	I hereby represent and certify that I am (1) not aware of any material nonpublic information about the Company or its securities and (2) electing to participate in the Purchase Plan in good faith and not as part of a plan or scheme to evade Rule 10b5-1(c) of the Exchange Act.

11.	In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Purchase Plan:

BENEFICIARY NAME: (Please print)
	(First)	(Middle)	(Last)

Relationship

I UNDERSTAND THAT THIS ENROLLMENT AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE PLAN PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

Print name

Spouse’s Signature
(If beneficiary other than spouse)

SAMPLE

PROTARA THERAPEUTICS, INC.

2024 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Protara Therapeutics, Inc. 2024 Employee Stock Purchase Plan, hereby notifies the Company that he or she hereby withdraws from the Plan Period beginning . He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Plan Period. The undersigned understands and agrees that his or her option for such Plan Period will be automatically terminated, that no further payroll deductions will be made for the purchase of shares in the current Plan Period, and that the undersigned shall be eligible to participate in subsequent Plan Periods only by delivering to the Company a new Enrollment Agreement.

Name:

Signature:

Date: